Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-226841 and 333-233722), Form S-8 (File Nos. 333-171181 and 333-207950) and Form S-3 (File Nos. 333-230742 and 333-221126) of our report dated March 30, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern) relating to the financial statements of Titan Pharmaceuticals, Inc., which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California

March 30, 2020